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                                                                    Exhibit 10.5

(BANK ONE LOGO)                                                        TERM NOTE

                                                                   $4,500,000.00
DUE: DECEMBER 14, 2012                                       DATE: JUNE 15, 2005

PROMISE TO PAY. On or before December 14, 2012, for value received, Blue Valley Ban Corp. (the "Borrower") promises to pay to JPMorgan Chase Bank, N.A., whose address is 120 S. LaSalle, Chicago, IL 60603 (the "Bank") or order, in lawful money of the United States of America, the sum of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of 1.63% per annum above the Federal Funds Rate (the "Note Rate"), and at the rate of 3.00% per annum above the Note Rate, at the Bank's option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank. In this Note, "Federal Funds Rate" means the rate per annum equal to the consensus (or if no consensus exists, the arithmetic average) of the rates at which reserves are offered by first-class banks to other first-class banks (at approximately 8:00 a.m. CST time) on such day (or if such day is not a Business Day, on the immediately preceding Business Day) on overnight Federal funds transactions with members of the Federal Reserve system arranged by brokers, received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank in its discretion, changing when and as the Federal Funds Rate changes. The Bank's calculation of the Federal Funds Rate shall be final, conclusive and binding on the Borrower in the absence of manifest error.

In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

Accrued interest shall be due and payable on the last day of each March, June, September and December, commencing June 30th, 2005. Principal shall be due and payable, in installments of $150,000 each on the last day of June, September and December, commencing June 30th, 2005, and continuing up to December 14th, 2012, with a final installment consisting of all remaining unpaid principal due and payable in full on December 14th, 2012.

The Borrower will pay, without setoff, deduction, or counterclaim, the Bank at the Bank's address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. The term "Business Day" in this Note means a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

AUTHORIZATION FOR DIRECT PAYMENTS (ACH DEBITS). To effectuate any payment due under this Note, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number _______________________ at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges (1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

LATE FEE. If any payment is not received by the Bank within ten (10) days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the greater of: (a) five percent (5.00%) of the past due amount or (b) Twenty Five and 00/100 Dollars ($25.00), up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge.

MISCELLANEOUS. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is issued pursuant and entitled to the benefits of that certain Credit Agreement by and between the Borrower and the Bank, dated June 15, 2005, and all replacements thereof (the "Credit Agreement") to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest

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on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

                                        BORROWER:

Address: 11935 Riley Street             Blue Valley Ban Corp.
         Overland Park, KS 66213


                                        By:
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                                            ------------------------------------
                                            Printed Name                   Title

                                        Date Signed:
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